Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Larry Adeleye	Win Logan
	Director of Investor Relations	Director of Community Relations
	(614) 917-5108	(614) 917-5326

State Auto Financial updates estimate of

second quarter storm activity impact

COLUMBUS, OHIO – July 12, 2011 – State Auto Financial Corporation (NASDAQ:STFC) today updated its estimate of second quarter 2011 catastrophe storm activity. The company estimates second quarter 2011 earnings will include between $155 million and $165 million in pre-tax catastrophe losses related to second quarter storm activity,

“We’ve updated our previous preliminary estimate to include catastrophe activity for the entire second quarter, which included unprecedented catastrophe loss experience in April and May,” said STFC President, Chairman and CEO Bob Restrepo. “In addition to including the month of June, our preliminary estimate has increased because of higher damage to property and a greater number of automobile total losses than expected.”

Catastrophe losses were experienced in April, May and June, including the Tuscaloosa, Alabama, tornado on April 27 and the Joplin, Missouri, tornado on May 22.

“While the second quarter was costly for State Auto and the insurance industry, the storms were devastating for our customers who were directly affected,” said Restrepo. “State Auto claim associates have been working tirelessly in their response, and will continue to deliver the exceptional service that State Auto policyholders and independent agents have come to expect.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products in all 50 states and the District of Columbia through independent insurance agencies and brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.